Reading International Reports

Third Quarter and Nine-Month Earnings for 2015

EBITDA(1) for the third quarter of 2015 at $6.3 million compared to $10.5 million in 2014,  down $4.2 million or 40% over 2014

EBITDA(1)  for the 2015 nine months at $40.9 million compared to $31.3 million in 2014,  up $9.6 million or 31% over 2014

Net Income for the third quarter of 2015 at $0.4 million compared to $3.9 million in 2014,  down $3.5 million or 89% over 2014

Net Income for the 2015 nine months at $19.5 million compared to $8.5 million in 2014,  up $11.0 million or 130% over 2014

Los Angeles, California - (BUSINESS WIRE) November 6, 2015 - Reading International, Inc. (NASDAQ: RDI) today announced results for its quarter and nine months ended September  30, 2015. Earnings per share (“EPS”) for the nine months ended September 30, 2015 increased 133% to $0.84 from $0.36 in the prior-year nine-month period, mainly attributable to a one-time gain on sale of certain assets and increased attendance in Reading’s cinema exhibition business in Australia and New Zealand, partially offset by the  a $0.11 negative impact from foreign exchange (“FX”) rates.

EPS for the third quarter decreased to $0.02 from $0.17 in the prior-year quarter, with approximately $0.09 of the decrease attributed to weaker foreign exchange rates against the U.S. dollar and legal and insurance expenses.  Operating earnings declined by $0.06 based on a less favorable operating quarter, while higher interest expense was offset by lower income tax expense. The following table summarizes the third quarter and nine-month results for years 2015 and 2014:

	Quarter Ended			Nine Months Ended
	September 30,	September 30,	% Change	September 30,	September 30,	% Change
(Dollars in millions, except EPS)	2015	2014	Better/(Worse)	2015	2014	Better/(Worse)
Revenue	$57.8	$65.0	(11)%	$191.2	$193.0	(1)%
- US	32.2	32.0	1%	99.4	96.7	3%
- Australia	20.2	25.9	(22)%	72.5	76.2	(5)%
- New Zealand	5.4	7.1	(24)%	19.3	20.1	(4)%
Segment operating income (1)	$6.3	$9.5	(34)%	$29.7	$28.5	4%
Basic EPS (2)	$0.02	$0.17	(88)%	$0.84	$0.36	133%
EBITDA (1)	$6.3	$10.5	(40)%	$40.9	$31.3	31%

(1) Aggregate segment operating income and earnings before interest expense (net of interest income), income tax expense, depreciation and amortization expense (“EBITDA”) are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(2) Reflects amounts attributable to shareholders of Reading International, Inc., i.e. after deduction of noncontrolling interests.

We transact business in Australia and New Zealand (“Foreign Operations”) and are subject to risks associated with changing FX rates. During the current quarter and nine months, the Australian dollar and New Zealand dollar weakened against the U.S. dollar by 22% and 23%, respectively, for the quarter and by 17% and 16%, respectively, for the nine months compared to 2014. We do not believe the currency fluctuations present a material risk in our ability to fund our Foreign Operations because we manage our currency exposure by creating, whenever possible, natural hedges in Australia and New Zealand.  This involves local country sourcing of goods and services, as well as borrowing in local currencies to match revenues and expenses. Furthermore, it is our current business plan to retain and reinvest our earnings in Australia and New Zealand.

COMPANY HIGHLIGHTS

•	EBITDA for the current nine-month period represents the highest figure in the history of the Company.
•	Net income and EPS for the current nine-month period represent the second best results in the history of the Company.
•	Cinema activities
▪

In October, we reopened our Carmel Mountain theater in San Diego as an Angelika Film Center and Café featuring luxury recliners. Dedicated to exhibiting quality films and events, the sleek and modern Angelika Film Center & Cafe is a unique venue for San Diego’s culturally rich community, offering diverse programming and a creative menu of craft beverages and foods. Each of the 12 elegantly-appointed auditoria at the new Angelika feature full-recliner luxury seats in a stadium setting, pristine digital projection by Barco, the leader in digital cinema technology, Dolby 7.1 sound system, and reserved seating for a leisurely cinematic experience. With state-of-the-art digital presentation capabilities and events specialists, the Angelika is an ideal venue for a range of meetings and events, from corporate presentations to private gatherings.

▪

In September 2015, we reopened our completely refurbished Reading Cinemas at Harbour Town Shopping Center on the Gold Coast in Queensland, Australia, which is the largest theater by screen count on the Gold Coast and is a key asset within the group, having entertained more than ten million customers over the past fifteen years. The highlight of this renovation was the inclusion of our premium large format auditorium, TITAN XC (Extreme Cinema), which features a 66-feet wide ‘wall-to-wall’ screen and Dolby Atmos, a fully immersive sound system.  The renovation also included finish upgrades in the cinema’s affordable luxury ‘dine-in’ cinema, combining a fully licensed lounge bar and a full food menu.

▪

Reflecting our dedication to providing our guests a premium presentation, the Company entered into its first license agreement with IMAX.   The Company is in the process of converting one of its auditoriums at the cinema at the Valley Plaza Mall in Bakersfield, California to an IMAX presentation.

•	Real estate activities
▪

We are continuing to progress the development of our Union Square property located in Manhattan. We have (i) received authorization from the Landmarks Commission to redevelop the property, adding approximately 23,000 square footage of rentable space to the current 46,000 square foot building for a total of approximately 69,000 square feet of rentable space, (ii) entered into a Development Management Agreement with Edifice Real Estate Partners, LLC, to assist in the supervision and administration of the project, (iii) entered into a real estate brokerage agreement with Newmark Grubb Knight Frank to serve as our exclusive marketing agent, and  (iv) retained Gensler to assist with space layout and interior design. We filed our application for a variance with the Board of Standards and Approvals and on October 8, 2015, the Manhattan Community Board 5 recommended approval of our variance application. We now have vacant possession of most of the building and arrangements for the vacation of the first floor retail space by the end of the year.  While no assurances can be given, it is our current intention to commence pre-construction in the first quarter of 2016.

▪

Regarding our Cinemas 1, 2, 3 property in Manhattan, we have received the consent of our minority member to the redevelopment of the property. We are evaluating the potential to redevelop the property as a mixed use retail and residential and/or hotel property.  We are currently working with the owners of the adjacent property on a feasibility study  for the joint development of our properties as a mixed-use property. The combination of the properties would accommodate up to approximately 94,120 square feet of leasable space, calculated without reference of up to approximately 15,050 square feet of bonus space, depending upon use and availability of transferable development rights at commercially reasonable prices.

▪

In Australia, we received Brisbane City Planning Council approval in June 2015 for the construction of an eight-screen cinema complex with 10,000 square feet (950 square meters) of specialty retail to be located below the cinema and additional mezzanine level parking at our existing Newmarket (Brisbane, Australia) shopping center.  Construction is expected to commence in the second quarter of 2016, with a projected opening in the fourth quarter of 2017.   On March 6, 2015, we acquired an adjacent 23,000 square foot parcel currently improved with a 21,000 square foot office building.  It is our intention to integrate this property into our Newmarket shopping center over time.

▪

In Australia, we have also been active in the upgrading of our Red Yard entertainment themed retail center (“ETRC”) Sydney. We are in the process of adding approximately 27,000 additional square foot of retail, majority of which is pre-leased.

▪

In New Zealand, we received town planning approval in May 2015 from the Wellington City Council for a $10.9 million (NZ$17.0 million) supermarket development project at our Courtenay Central ETRC (Wellington, New Zealand).  We are currently reviewing the supermarket design and construction costs and expect to advance negotiations with our lessee in November 2015. In addition, we currently intend to add approximately 4,500 square feet of additional general retail within the existing shopping center shell.  We are currently upgrading our parking structure to a level where it will be the safest (from an earthquake perspective) parking structure in Wellington which we believe will give us a competitive advantage not only in terms of term parking but also as an amenity to our shopping center and cinema.

SEGMENT RESULTS

The following table summarizes the third quarter and nine-month segment operating results for 2015 and 2014:

	Quarter Ended			Nine Months Ended
	September 30,	September 30,	% Change	September 30,	September 30,	% Change
(Dollars in thousands)	2015	2014	Better / (Worse)	2015	2014	Better / (Worse)
Segment revenue
Cinema
United States	$30,913	$30,824	-%	$95,570	$92,894	3%
Australia	18,523	23,656	(22)%	67,174	69,509	(3)%
New Zealand	4,932	6,467	(24)%	17,479	17,822	(2)%
Total	$54,368	$60,947	(11)%	$180,223	$180,225	-
Real estate
United States	$1,194	$1,140	5%	$3,788	$3,862	(2)%
Australia	2,696	3,512	(23)%	8,427	10,377	(19)%
New Zealand	1,078	1,383	(22)%	3,693	4,157	(11)%
Total	$4,968	$6,035	(18)%	$15,908	$18,396	(14)%
Inter-segment elimination	(1,548)	(1,951)	21%	(4,957)	(5,615)	(12)%
Total segment revenue	$57,788	$65,031	(11)%	$191,174	$193,006	(1)%
Segment operating income (loss)
Cinema
United States	$1,003	$1,605	(38)%	$5,794	$6,118	(5)%
Australia	3,064	4,751	(36)%	14,702	12,621	16%
New Zealand	771	780	(1)%	3,249	2,574	26%
Total	$4,838	$7,136	(32)%	$23,745	$21,313	11%
Real estate
United States	$(122)	$462	(126)%	$888	$1,685	(47)%
Australia	1,201	1,398	(14)%	3,741	3,971	(6)%
New Zealand	364	486	(25)%	1,323	1,508	(12)%
Total	$1,443	$2,346	(38)%	$5,952	$7,164	(17)%
Total segment operating income (1)	$6,281	$9,482	(34)%	$29,697	$28,477	4%

    (1) Aggregate segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Cinema Exhibition

Quarter Results

Cinema operating income for the quarter decreased 32%, or $2.3 million, to $4.8 million, mainly due to the impact of changing FX rates on Foreign Operations,  and higher occupancy expense in the U.S., partially offset by attendance growth in Foreign Operations.

The higher U.S. occupancy expense as a percentage of gross revenue was due to higher performance-driven lease expense and leases of cinemas under renovations. Growth in attendance in Foreign Operations fueled higher box office and concession revenue while the operating expense as a percentage of gross revenue in local currency terms remained consistent compared to the prior-year quarter.

The top three grossing films for the current quarter in our worldwide cinema circuit were “Minions”, “Mission Impossible: Rogue Nation” and “Inside Out”.  These three films represented approximately 22% of our cinema box office revenue. The top three grossing films for prior-year quarter in our worldwide cinema circuit, “Guardians of the Galaxy”, “Dawn of the Planet of the Apes”, and “Teenage Mutant Ninja Turtles” represented approximately 23% of our prior-year quarter cinema box office revenue.

Nine Months Results

Cinema operating income for the current-year nine months increased 11%, or $2.4 million, to $23.7 million, primarily driven by attendance growth in Foreign Operations and higher average admission prices in the U.S., partially offset by the impact of changing FX rates on Foreign Operations and higher occupancy cost in the U.S..  The attendance growth, partly organic and partly due to the re-opening of our Dunedin cinema in the last week of June 2014, resulted in higher box office revenue and concession revenue in the Foreign Operations, while the operating expense as a percentage of gross revenue in local currency terms also improved marginally.

The top three grossing films for the current nine-month period were “Jurassic World”, “Inside Out”, and “Fast & Furious 7”. These three films represented approximately 14% of our cinema box office revenue of the current six-month period. The top three grossing films for the prior-year nine-month period in our worldwide cinema circuits were “Guardians of the Galaxy”, “Transformers: Age of Extinction”, and “The Lego Movie”, which represented approximately 10% of our cinema box office revenue for the prior-year nine-month period.

Real Estate

Quarter Results

Real estate operating income for the quarter decreased 38%, or $903,000 to $1.4 million, mainly attributable to the impact of changing FX rates on Foreign Operations and increased legal costs in the live theater business, partially offset by lower operating costs in Australia and lower general and administrative expense.  The legal expenses relate to the costs (litigation and arbitration) associated with the prosecution of certain claims against the licensee of one of our Manhattan live theaters.

The decreased operating costs in Australia mainly resulted from sales of properties in 2014. The lower general and administrative expense for the quarter was mainly due to higher consulting fees paid in 2014.

Nine Months Results

Real estate segment operating income for the current-year nine months decreased 17%, or $1.2 million, to $6.0 million, primarily driven by the impact of changing FX rates on Foreign Operations, higher legal costs in our live theater business, partially offset by lower general and administrative expenses.  The lower general and administrative expense was mainly due to higher consulting fees paid in 2014. The legal expenses relate to the costs (litigation and arbitration) associated with the prosecution of certain claims against the licensee of one of our Manhattan live theaters.

CONSOLIDATED AND NON-SEGMENT RESULTS

The consolidated and non-segment results for the quarter and nine months ended September 30, 2015 and September 30, 2014 are summarized as follows:

	Quarter Ended			Nine Months Ended
	September 30,	September 30,	% Change	September 30,	September 30,	% Change
(Dollars in thousands)	2015	2014	Better/(Worse)	2015	2014	Better/(Worse)
Segment operating income	$6,281	$9,482	(34)%	$29,697	$28,477	4%
Non-segment:
General and administrative expense	(3,075)	(3,217)	4%	(10,637)	(10,950)	3%
Interest expense, net	(1,894)	(1,411)	(34)%	(6,070)	(6,537)	7%
Gain on sale of assets	-	25	nm	11,023	25	>100%
Other	(468)	372	226%	28	2,190	(99)%
Total non-segment expense	$(5,437)	$(4,231)		$(5,656)	$(15,272)
Income before income taxes	844	5,251	(84)%	24,041	13,205	82%
Income tax expense	(517)	(1,312)	61%	(4,605)	(4,747)	3%
Net income	$327	$3,939	(92)%	$19,436	$8,458	130%
Net loss attributable to noncontrolling interests	54	-	nm	60	23	>100%
Net income attributable to RDI common stockholders	$381	$3,939	(90)%	$19,496	$8,481	130%

Quarter Results

Net income attributable to RDI common stockholders decreased by $3.6 million to $381,000, mainly caused by lower segment operating income, higher legal costs in Australia (see below), higher net interest expense, partially offset by lower income tax expense.

The increased legal costs in Australia noted above were primarily the result of the settlement of a patron personal injury claim suffered in 2002.  The claim was uninsured due to the bankruptcy of our insurance carrier that same year.  The higher net interest expense for the quarter primarily resulted from less favorable derivative revaluations, partially offset by higher interest income.  The lower income tax was the result of lower results of operations in the current quarter.

Nine Months Results

Net income attributable to RDI common stockholders increased by 130%, or $11.0 million, to $19.5 million,  attributable to the $11.0 million gain on the sale of our assets,  higher segment operating income, lower interest expense and lower income tax expense, partially offset by the impact of changing FX rates on Foreign Operations and higher legal costs in Australia.

The lower interest expense was primarily attributable to lower debt balance and higher interest income, partially offset by derivative revaluation.  The lower other income mainly related to the business interruption insurance proceeds received in 2014 for the parking structure adjacent to our Courtenay Central ETRC, New Zealand, which was damaged in an earthquake in 2013. The lower tax expense for the nine months was mainly due to a current-period reversal of prior-year tax expense connected with the prior-year presumption (reversed in the current year) that Australian earnings were not indefinitely reinvested overseas, partially offset by additional tax expense from increased results of operations.

OTHER FINANCIAL INFORMATION

Balance Sheet and Liquidity

Our total assets decreased to $364.4 million at September 30, 2015, compared to $401.6 million at December 31, 2014, primarily driven by the FX rate movements and debt repayment.

Our cash and cash equivalents at September 30, 2015  were $62.1 million, including $6.0 million in the U.S., $46.8 million in Australia, and $9.3 million in New Zealand.  We are subject to certain debt covenants that limit the transfer or use of cash outside of the various regional subsidiaries in which the cash is held.  As such, at September  30, 2015, we had approximately $27.9 million of cash worldwide that is not restricted by loan covenants.

Below is a summary of the available corporate credit facilities as of September 30, 2015.

	As of September 30, 2015
(Dollars in thousands)	Contractual Capacity	Capacity Used	Unused Capacity
Bank of America Credit Facility (USA)	$55,000	$29,750	$25,250
Bank of America Line of Credit (USA)	5,000	-	5,000
NAB Corporate Term Loan (AU) (1)	39,663	39,663	-
NAB Corporate Credit Facility (AU) (1)	7,020	-	7,020
Westpac Corporate Credit Facility (NZ) (1)	22,365	17,892	4,473
Total	$129,048	$87,305	$41,743

(1) The borrowings are denominated in foreign currency.  The contractual capacity and capacity used were translated into U.S. dollars based on the applicable exchange rates as of September 30, 2015.

In addition to the  $41.7 million unused capacity available under our corporate credit facilities, we have $6.0 million and $9.6 million unused capacity for Cinema 1,2,3 and construction funding for New Zealand, respectively. Together with our $62.1 million cash and cash equivalents as of September 30, 2015, we believe we can meet our anticipated short-term working capital requirements.

Our working capital at September 30, 2015 improved to a positive $9.8 million, compared to a negative $8.8 million at December 31, 2014. The improvement in working capital resulted primarily from the refinancing of our New Zealand corporate credit facility and Union Square term loan, which are now being treated as long-term liabilities in 2015, together with the additional cash received from the sale of our Moonee Ponds site and other asset sales.

Non-GAAP Financial Measures

This earnings release presents aggregate segment operating income, and EBITDA, which are important financial measures for the Company, but are not financial measures defined by US GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of EPS, cash flows or net income as determined in accordance with US GAAP. Aggregate segment operating income and EBITDA as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Aggregate segment operating income – The Company evaluates the performance of our business segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors.  The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of business separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. Refer to “Consolidated and Non-Segment Results” for a reconciliation of segment operating income to net income.

EBITDA – The Company presents EBITDA as a supplemental measure of our performance, which is commonly used in our industry.  We defined EBITDA as net income adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment of interest expense, depreciation, and amortization for discontinued operations, if any. EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP).

Reconciliation of EBITDA to net income is presented below:

	Quarter Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2015	2014	2015	2014
Net Income	$381	$3,939	$19,496	$8,481
Add: Interest expense, net	1,894	1,411	6,070	6,537
Add: Income tax expense	517	1,312	4,605	4,747
Add: Depreciation and amortization	3,501	3,821	10,769	11,490
EBITDA	$6,293	$10,483	$40,940	$31,255

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning, and operating real estate assets.  Our business consists primarily of:

•	the development, ownership, and operation of multiplex cinemas in the United States, Australia and New Zealand; and
•

the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide business under various brands:

•	in the United States, under the

o	Reading Cinema brand (http://www.readingcinemasus.com);
o	Angelika Film Center brand (http://www.angelikafilmcenter.com);
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com);
o	City Cinemas brand (http://www.citycinemas.com);
o	Beekman Theatre brand (http://www.beekmantheatre.com);
o	The Paris Theatre brand (http://www.theparistheatre.com);
o	Liberty Theatres brand (http://libertytheatresusa.com); and
o	Village East Cinema brand (http://villageeastcinema.com)

•	in Australia, under the

o	Reading Cinema brand (http://www.readingcinemas.com.au);
o	Newmarket brand (http://readingnewmarket.com.au); and
o	Red Yard brand (http://www.redyard.com.au)

•	in New Zealand, under the

o	Reading brand (http://www.readingcinemas.co.nz);
o	Rialto brand (http://www.rialto.co.nz);
o	Reading Properties brand (http://readingproperties.co.nz);
o	Courtenay Central brand (http://www.readingcourtenay.co.nz); and
o	Steer n’ Beer restaurant brand (http://steernbeer.co.nz)

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:
o	The number and attractiveness to movie goers of the films released in future periods;
o	The amount of money spent by film distributors to promote their motion pictures;
o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o

The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD rentals and sales, and online streaming.

•	With respect to our real estate development and operation activities:
o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	The availability and cost of labor and materials;
o	Competition for development sites and tenants;
o	The extent to which our cinemas can continue to serve as an anchor tenant that will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations; and
o	Certain of our activities are in geologically active areas, creating a risk of damage and/or disruption of real estate and/or cinema businesses from earthquakes.
•

With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o	The relative values of the currency used in the countries in which we operate;
o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);
o

Our exposure from time-to-time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control, such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform, either when considered in isolation or when compared to other securities or investment opportunities.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-U.S. GAAP financial measures.”  In such case, a reconciliation of this information to our U.S. GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Dev Ghose, Chief Financial Officer

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited; U.S. dollars in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2015	2014	2015 (1)	2014

Operating revenue
Cinema	$54,368	$60,947	$180,223	$180,225
Real estate	3,420	4,084	10,951	12,781
Total operating revenue	57,788	65,031	191,174	193,006
Operating expense
Cinema	(44,463)	(48,292)	(140,825)	(142,016)
Real estate	(2,570)	(2,289)	(7,004)	(7,523)
Depreciation and amortization	(3,501)	(3,821)	(10,769)	(11,490)
General and administrative	(4,134)	(4,456)	(13,736)	(14,723)
Total operating expense	(54,668)	(58,858)	(172,334)	(175,752)
Operating income	3,120	6,173	18,840	17,254
Interest income	485	203	1,007	429
Interest expense	(2,379)	(1,614)	(7,077)	(6,966)
Net gain on sale of assets	--	25	11,023	25
Other (expense) income	(577)	242	(667)	1,630
Income before income tax expense and equity earnings of unconsolidated joint ventures and entities	649	5,029	23,126	12,372
Equity earnings of unconsolidated joint ventures and entities	195	222	915	833
Income before income taxes	844	5,251	24,041	13,205
Income tax expense	(517)	(1,312)	(4,605)	(4,747)
Net income	$327	$3,939	$19,436	$8,458
Net loss attributable to noncontrolling interests	54	--	60	23
Net income attributable to Reading International, Inc. common stockholders	$381	$3,939	$19,496	$8,481
Basic earnings per share attributable to Reading International, Inc. stockholders	$0.02	$0.17	$0.84	$0.36
Diluted earnings per share attributable to Reading International, Inc. stockholders	$0.02	$0.17	$0.83	$0.36
Weighted average number of shares outstanding–basic	23,287,449	23,380,728	23,283,405	23,457,050
Weighted average number of shares outstanding–diluted	23,482,262	23,678,223	23,478,218	23,754,545

1 Certain prior period amounts have been reclassified to conform to the current period presentation.

Reading International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(unaudited; U.S. dollars in thousands)

	September 30,	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$62,081	$50,248
Receivables	8,017	11,348
Inventory	818	1,010
Investment in marketable securities	43	54
Restricted cash	175	1,433
Deferred tax asset, net	2,760	6,300
Prepaid and other current assets	3,273	3,426
Land held for sale	393	10,112
Total current assets	77,560	83,931
Operating property, net	170,259	186,889
Land held for sale	36,580	42,588
Investment and development property, net	21,793	26,124
Investment in unconsolidated joint ventures and entities	5,241	6,169
Investment in Reading International Trust I	838	838
Goodwill	19,047	21,281
Intangible assets, net	10,347	11,486
Deferred tax asset, net	17,487	15,967
Other assets	5,271	6,313
Total assets	$364,423	$401,586
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$19,653	$18,107
Film rent payable	5,381	9,328
Notes payable – current	16,404	38,104
Taxes payable - current	5,528	6,003
Deferred current revenue	12,290	14,239
Other current liabilities	8,501	6,969
Total current liabilities	67,757	92,750
Notes payable – long-term	101,401	98,019
Subordinated debt	27,913	27,913
Noncurrent tax liabilities	7,066	10,029
Other liabilities	39,108	40,577
Total liabilities	243,245	269,288
Commitments and contingencies
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
32,794,718 issued and 21,617,910 outstanding at September 30, 2015 and 32,254,199
issued and 21,741,586 outstanding at December 31, 2014	229	228
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at September 30, 2015 and 1,495,490 issued and	17	15
outstanding at December 31, 2014
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at September 30, 2015 and December 31, 2014	--	--
Additional paid-in capital	142,476	140,237
Accumulated deficit	(12,755)	(32,251)
Treasury shares	(13,524)	(8,582)
Accumulated other comprehensive income	364	28,039
Total Reading International, Inc. stockholders’ equity	116,807	127,686
Noncontrolling interests	4,371	4,612
Total stockholders’ equity	121,178	132,298
Total liabilities and stockholders’ equity	$364,423	$401,586